Exhibit 10.2

Execution Copy

Convertible Note Hedge Transaction

Date:	April 17, 2007

To:	Lawson Software, Inc.
	Attention:	Treasurer
380 Saint Peter Street
St. Paul, MN 55102
	Facsimile:	651-767-4868
	Telephone:	651-767-4920
	Email:	treasury@lawson.com

	With a copy to:	General Counsel
380 Saint Peter Street
St. Paul, MN 55102
	Facsimile:	651-767-4827
	Telephone:	651-767-4940
	Email:	legal.americas@lawson.com

From:	Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
Andrew Yare - Transaction Management Group
	Facsimile:	646-885-9546 (United States of America)
	Telephone:	212-526-9986

Ref. Numbers:	Global Deal ID: 300797

Dear Sir or Madam:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Lehman Brothers OTC Derivatives Inc. (“Party A”) and Lawson Software, Inc. (“Party B”) on the Trade Date specified below.  This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation is sent on behalf of both Party A and Lehman Brothers Inc. (“LBI”).  Lehman Brothers OTC Derivatives Inc. is not a member of the Securities Investor Protection Corporation.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates.  This Confirmation supplements, forms part of, and is subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “Agreement”) as if we had executed an agreement in such form (but without any Schedule except for the elections set forth herein) on the Trade Date of the Transaction.  In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2000 ISDA Definitions (the “Swap Definitions”, and, together with the Equity Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. References herein to “Transaction” shall be deemed references to “Swap Transaction” for purposes of the Swap Definitions.  In the event of any inconsistency between the Equity

Lehman Brothers

745 SEVENTH AVENUE,

NEW YORK NY 10019

Definitions and the Swap Definitions, the Equity Definitions will govern.  Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated on or about April 23, 2007 between Party B and The Bank of New York, as trustee (as may be amended or supplemented from time to time, but only if such amendment or supplement is consented to by Party A in writing, the “Indenture”) relating to USD 240 million principal amount of 2.50% senior convertible notes due April 15, 2012 (the “Convertible Notes”) issued by Party B.  In the event of any inconsistency between either set of Definitions and this Confirmation, or between the Indenture and this Confirmation, this Confirmation will govern.  For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of this Confirmation.  If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Agent:

LBI is acting as agent on behalf of Party A and Party B for the Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of the Transaction by either party.

Trade Date:	April 17, 2007

Option Type:	Call

Option Style:	Modified American, as set forth under “Procedures for Exercise” below.

Seller:	Party A

Buyer:	Party B

Shares:	The common stock of Party B, par value USD 0.01 per share (Ticker Symbol: LWSN).

Number of Options:

The number of Convertible Notes in denominations of USD 1,000 principal amount issued by Party B on the closing date of initial issuance of the Convertible Notes. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:

As of any date, a number of Shares per Option equal to the “Conversion Rate” (as defined in the Indenture), but without regard to any adjustments to the “Conversion Rate” pursuant to Sections 10.04(b) or 10.05(i) of the Indenture.

Strike Price:	As of any date, USD 1,000 divided by the Option Entitlement.

Premium:	USD 57,696,000.00

Premium Payment Date:	Four Scheduled Trading Days after the Trade Date.

Exchange:	The NASDAQ Global Select Market of the Nasdaq Stock Market, Inc.

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Expiration Time:	The Valuation Time

Global Deal ID: 300797

Expiration Date:	April 15, 2012

Potential Exercise Dates:	Each Conversion Date

Conversion Date:	Each “Conversion Date” as defined in the Indenture.

Required Exercise on Conversion Dates:

On each Conversion Date, a number of Options equal to the number of Convertible Notes in denominations of USD 1,000 principal amount submitted for conversion on such Conversion Date in accordance with the terms of the Indenture shall be automatically exercised by Party B, subject to “Notice of Exercise” below.

Automatic Exercise:	Applicable, subject to “Notice of Exercise” below.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options, Party B must notify Party A (in writing or orally) at least one Scheduled Trading Day prior to the first day of the applicable “Conversion Period” (as defined in the Indenture) for the Convertible Notes being converted on that Exercise Date (the “Notice Deadline”) of (i) the number of Options being exercised on that Exercise Date, (ii) such Exercise Date and (iii) the scheduled commencement date of the “Conversion Period” and settlement date under the Indenture for the Convertible Notes converted on the Conversion Date corresponding to such Exercise Date; provided, however, that with respect to Convertible Notes converted during the period beginning on, and including, the 25th “Scheduled Trading Day” (as defined in the Indenture) prior to the “Maturity Date” (as defined in the Indenture) for such Convertible Notes and ending on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date”, the Notice Deadline shall be the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date”.

Settlement Terms:

Settlement Obligation:

In respect of an Exercise Date occurring on a Conversion Date, Party A will deliver to Party B on the related Settlement Date a number of Shares equal to the aggregate number of Shares that Party B is obligated to deliver to the holder(s) of the Convertible Notes converted on such Conversion Date pursuant to Section 10.12 of the Indenture and an amount of cash equal to the amount, if any, that Party B is obligated to deliver to holder(s) of the Convertible Notes on such Conversion Date pursuant to Section 10.03 of the Indenture; provided that such obligation shall be determined excluding any Shares (or cash for fractional Shares) that Party B is obligated to deliver to holder(s) of the Convertible Notes as a result of any adjustments to the “Conversion Rate” pursuant to Sections 10.04(b) or 10.05(i) of the Indenture and assuming that Party B did not make the election set forth in Section 10.13 of the Indenture in respect of a “Public Acquirer Change of Control” thereunder; provided further that if the “Volume Weighted Average Price” (as defined in the Indenture) is not available on the Bloomberg page, the Calculation Agent shall determine the “Volume Weighted Average Price” for purposes of calculating the Settlement Obligation in a commercially reasonable manner; and provided further that if such exercise relates to the conversion of Convertible Notes in connection with which holder(s) thereof are entitled to receive additional Shares (or cash for fractional Shares) pursuant to the adjustments to the “Conversion Rate” set forth in Section 10.04(b) of the Indenture, then, notwithstanding the foregoing, the Settlement Obligation shall include such additional Shares (or cash for fractional Shares), except that the Settlement Obligation shall be capped so that the value of the Settlement Obligation (as determined by the Calculation Agent) does not exceed the amount (as determined by the Calculation Agent) that would be payable by Party A pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount, the Number of Options shall be deemed to be equal to the number of Options exercised on the related Exercise Date) was the sole Affected Transaction and Party B was the sole Affected Party (determined without regard to “Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events” of this Confirmation) (the “Unwind Value”). For the avoidance of doubt, in the case of any exercise hereunder, if the “Daily Conversion Value” (as defined in the Indenture) for each of the “Settlement Period Trading Days” (as defined in the Indenture) occurring in the relevant “Conversion Period” is less than or equal to USD 50, Party A will have no delivery obligation hereunder in respect of the related Exercise Date.

The provisions of Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to the Transaction means that Party A is obligated to deliver Shares (or cash for fractional Shares) hereunder.

Section 9.11 of the Equity Definitions shall be amended by deleting all text after “(other than a lien routinely imposed on all securities by the relevant Clearance System)” in the fourth line thereof.

Settlement Date:

In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares (or cash for fractional Shares) to be delivered under the related Convertible Notes under the terms of the Indenture; provided that the Settlement Date will not be prior to the Scheduled Trading Day immediately following the date on which Party B gives notice to Party A of such Settlement Date and the Settlement Obligation.

Share Adjustments:

Method of Adjustment:	Convertible Adjustment

Convertible Adjustment:

The Calculation Agent will adjust the Strike Price, the Number of Options, the Option Entitlement, the nature of the Shares and/or any other variable relevant to the exercise, valuation or settlement of the Transaction, as appropriate, to reflect any Conversion Change effected pursuant to the terms of the Indenture; provided that such adjustment shall not be made until Party A has received from Party B a notice of such Conversion Change.

“Conversion Change” means any adjustment by Party B to the “Conversion Price” (as defined in the Indenture), the “Conversion

Rate” and/or the nature of the Shares under the Convertible Notes pursuant to the terms of the Indenture, other than a reduction in the “Conversion Price” or an increase in the “Conversion Rate” pursuant to Sections 10.04(b) or 10.05(i) of the Indenture or a change to the nature of the Shares as the result of Party B’s election under Section 10.13 of the Indenture in respect of a “Public Acquirer Change of Control.” Party B agrees that it will notify Party A prior to the effectiveness of any Conversion Change and, to the extent such Conversion Change requires an exercise of discretion by Party B under the terms of the Indenture, it shall consult with the Calculation Agent in order to achieve a commercially reasonable adjustment, determination or calculation.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Convertible Adjustment

Share-for-Other:	Convertible Adjustment

Share-for-Combined:	Convertible Adjustment

Tender Offers:	Convertible Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Delisting:

The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following: “‘Delisting’ means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.”

Additional Termination Provision:

If (i) Convertible Notes are repurchased or redeemed by Party B or its subsidiaries, or (ii) an “Event of Default” with respect to Party B under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture occurs, which results in principal and interest related to the Convertible Notes being declared immediately due and payable pursuant to the terms of the Indenture or (iii) an Amendment Event occurs, then in each case the Transaction shall terminate (in the case of clause (i) and (iii), such termination shall be in part, and shall reduce the Number of Options by the number of Convertible Notes so repurchased or redeemed or subject to the Amendment Event) as of the date of such repurchase, redemption, declaration or amendment. No additional payments or deliveries will be made under the terminated portion of the Transaction or, for greater certainty, in connection with such termination.

“Amendment Event” means that Party B amends, modifies, supplements or obtains a waiver with respect to (i) any term of the

Indenture or the Convertible Notes governing the principal amount due at maturity, the maturity date, the amount of repurchase obligation of Party B, or other material term relating to conversion of the Convertible Notes (including any changes to the conversion price, conversion settlement dates or material conversion conditions), or (ii) any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the written consent of Party A.

Additional Termination Event:

If, upon the occurrence of a “Public Acquirer Change of Control” under the Indenture occurs, Party B makes an election provided in Section 10.13 of the Indenture, an Additional Termination Event shall occur in respect of which (1) Party B shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation.”

Failure to Deliver:	Applicable

Insolvency Filing:

If an Insolvency Filing occurs, either party may elect to terminate the Transaction upon at least two Scheduled Trading Days’ notice to the other party specifying the date of such termination, in which event the Transaction will terminate. No additional payments or deliveries will be made under the Transaction or, for greater certainty, in connection with such termination.

The definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof.”

Hedging Disruption:

Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby amended by adding the phrase “for five or more successive Scheduled Trading Days” immediately following the word “efforts” in the second line thereof.

Increased Cost of Hedging:	Not Applicable

Hedging Party:	Party A shall be the Hedging Party for all Extraordinary Events.

Determining Party:	Party A shall be the Determining Party for all Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Additional Representations, Warranties and Agreements of Party A and Party B:

In addition to the representations, warranties and agreements set forth in the Agreement and elsewhere in this Confirmation, each of Party A and Party B further represents, warrants and agrees that, as of the date hereof:

(a) (i) It is not entering into the Transaction on behalf of or for the account of any other person or entity, and will not transfer or assign its rights or obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it understands that the Transaction is subject to complex risks which may arise without warning, may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; (iii) it is authorized to enter into the Transaction and such action does not violate any laws of its jurisdiction of organization or residence (including, but not limited to, any applicable position or exercise limits set by any self- regulatory organization, either acting alone or in concert with others) or the terms of any agreement to which it is a party; (iv) it has consulted with its advisors and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting, economic or other consequences arising from the Transaction; and (v) it has concluded that the Transaction is suitable in light of its own investment objectives, financial capabilities and expertise.

(b) At all times until termination of the Transaction, it is an “eligible contract participant” as the term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

(c) It has not entered into any obligation that would contractually limit it from effecting settlement under the Transaction.

(d) It is an “accredited investor” as defined in Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Additional Representations, Warranties and Agreements of Party B:

In addition to the representations, warranties and agreements set forth in the Agreement and elsewhere in this Confirmation, Party B further represents, warrants and agrees that, as of the date hereof:

(a) Neither Party A nor any of its affiliates has advised it with respect to any legal, regulatory, tax, accounting, economic or other consequences arising from the Transaction, and neither Party A nor any of its affiliates is acting as agent (other than LBI as dual agent if specified above) or advisor for Party B in connection with the Transaction.

(b) Each of its required filings under all applicable securities laws have been filed and, as of the respective dates thereof, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) It is not in possession of any material non-public information concerning the business, operations or prospects of the Issuer and was not in possession of any such information at the time of placing any order with respect to the Transaction. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares.

(d) The Transaction and any repurchase of Shares by Party B in connection with the Transaction has been approved by its board of directors and that any such repurchase has been publicly disclosed.

(e) It is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to raise, depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to facilitate a distribution of Shares (or any security convertible into or exchangeable for Shares), or otherwise in violation of the Securities Exchange Act of 1934, as amended, including Regulation M thereunder.

(f) It is not, and, after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(g) It is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended, of any securities of Party B, other than a distribution meeting the requirements of the exception set forth in section 101(b)(10) of Regulation M.  Party B shall not, until the fifth Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(h) Without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that neither Party A nor its affiliates is making any representations or warranties with respect to the treatment of the Transaction under FASB Statement 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statement) or under FASB’s Liabilities & Equity Project.

Other Provisions:

Calculation Agent:

LBI; provided that the definition of “Calculation Agent” in Section 1.40 of the Equity Definitions shall apply, and all determinations or calculations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner using consistent methodology with respect to the Transaction. In the event of a good faith error, and upon becoming aware of such error, the Calculation Agent shall promptly correct such error. Following any calculation by the Calculation Agent hereunder, promptly following the written request by Party B, the Calculation Agent will provide to Party B a written report describing in reasonable detail the basis for such calculation, including, upon the reasonable request of Party B, the material data and assumptions; provided further that no transferee of the Transaction in accordance with the terms of this Confirmation shall act as the Calculation Agent with respect to such transferred Transaction without the prior written consent of Party B, which will not be unreasonably withheld or delayed.

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events:

If, in respect of the Transaction, an amount is payable by Party A to Party B, (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Nationalization, Insolvency, Tender Offer or a Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Party B is the Defaulting Party or a Termination Event in which Party B is the Affected Party, in each case, that resulted from an event or events within Party B’s control) (a “Payment Obligation”), Party B shall have the right, in its sole discretion, to require Party A to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Party A, confirmed in writing within one Currency Business Day, no later than 4:00 p.m. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination for an Additional Disruption Event, as applicable (“Notice of Share Termination”).  Upon Notice of Share Termination the following provisions shall apply:

Share Termination Alternative:

Applicable and means that Party A shall deliver to Party B the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value to Party A of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as reasonably determined by the Calculation Agent.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of Nationalization, Insolvency, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Merger Event or Tender Offer, as reasonably determined by the Calculation Agent. If a Share Termination Delivery Unit consists of property other than cash or New Shares and if Party B provides irrevocable written notice to the Calculation Agent on or prior to the Merger Date that it elects to have Party A deliver cash, New Shares or a combination thereof (in such proportion as Party B designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Share Termination Delivery Unit in such amounts, as reasonably determined by the Calculation Agent, as shall have a value equal to the value of the property so replaced.  If such Nationalization, Insolvency, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Other Applicable Provisions:

If the Transaction is to be Share Termination Settled, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative set forth above is applicable to the Transaction.

Payments on Early Termination:	Party A and Party B agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Loss and the Second Method will apply.

No Set-Off or Netting:

Obligations under this Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

Bankruptcy Code Acknowledgments:

The parties agree and acknowledge that (i) this Confirmation is of a type set forth in Section 561(a)(1)–(5) of the U.S. Bankruptcy Code (the “Bankruptcy Code”); (ii) Party A is a “master netting agreement participant,” a “financial institution,” a “financial participant,” a “forward contract merchant” and a “swap participant” as defined in the Bankruptcy Code; (iii) the remedies provided herein are the remedies referred to in Section 561(a), Sections 362(b)(6), (7), (17) and (27), and Section 362(o) of the Bankruptcy Code; (iv) all transfers of cash, securities or other property under or in connection with this Confirmation are “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant,” a “financial institution,” a “financial participant,” a “forward contract merchant” or a “swap participant” (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), (f), (g) or (j) of the Bankruptcy Code; and (v) all obligations under or in connection with this Confirmation represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362, 560 and 561 of the Bankruptcy Code.

Early Unwind:	In the event the sale of Convertible Notes is not consummated with the initial purchasers thereof for any reason, other than as a result of a breach by Party A, by the close of business in New York on April 23, 2007 (or such later date as agreed upon by the parties) (April 23, 2007 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Party A and Party B under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Party B shall purchase from Party A on the Early Unwind Date all Shares purchased by Party A or one or more of its affiliates in connection with hedging the Transaction or reimburse the costs and expenses (including market losses) relating to reselling those Shares to unwind its hedge positions, and will assume, or reimburse the cost of unwinding, any and all derivatives entered into by Party A or one or more of its affiliates in connection with hedging the Transaction. The purchase price paid by Party B shall be Party A’s actual cost of such Shares and derivatives as Party A informs Party B and shall be paid in immediately available funds on the Early Unwind Date. Party A and Party B represent and acknowledge to the other that, subject to the proviso included in the preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

Right to Extend:

Party A may extend, for as long as it is reasonably necessary, any Settlement Date or any other date of delivery by Party A, with respect to some or all of the Options hereunder, if Party A reasonably and in good faith determines, upon the reasonable advice of counsel, that such extension is reasonably necessary to enable Party A to effect purchases of Shares in connection with the related settlement or delivery hereunder in a manner that would, if Party A were Party B or an affiliated purchaser of Party B, be in compliance with applicable legal and regulatory requirements.

Repurchases Notices:

Party B shall (i) on any day on which Party B effects any repurchase of Shares (other than a repurchase effected through Party A or its Affiliates), promptly give Party A a written notice of such repurchase (a “Third Party Repurchase Notice”) on such day if following such repurchase, the Options Equity Percentage as determined on such day is (i) greater than 8.0% and (ii) greater by 0.5% or more than the Options Equity Percentage included in the immediately preceding Third Party Repurchase Notice (or, in the case of the first such Third Party Repurchase Notice, greater than the Options Equity Percentage as of the date hereof) and (ii) on any day on which Party B effects any repurchase of Shares through Party A or its Affiliates, promptly give Party A a written notice of the number of Shares outstanding on such day (a “Party A Repurchase Notice”) if such number is lower by 0.5% or more than the number of outstanding Shares included in the immediately preceding Party A Repurchase Notice (or, in the case of the first such Party A Repurchase Notice, 182,420,466 Shares) reduced by the number of Shares repurchased through Party A or its Affiliates since the immediately preceding Party A Repurchase Notice. The “Options Equity Percentage” as of any day is the fraction (A) the numerator of which is the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day.  Party B agrees to indemnify and hold harmless Party A and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Party A’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Party B’s failure to provide Party A with a Third Party Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Party B in writing, and Party B, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Party B may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  Party B shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Party B agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Party B shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Party B, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

Staggered Settlement:

If Party A reasonably and in good faith determines that, pursuant to applicable legal and regulatory requirements or due to insufficient liquidity in the borrow market for the Shares, it would not be permitted or it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Party A on the Settlement Date, Party A may, by notice to Party B prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Party A will specify to Party B the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Party A will deliver to Party B hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Party A would otherwise be required to deliver on such Nominal Settlement Date.

Registration:

Party B hereby agrees that if, in the good faith reasonable judgment of Party A, upon the reasonable advice of counsel, the Shares (“Hedge Shares”) acquired by Party A for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Party A without registration under the Securities Act, Party B shall, at its election, either (i) in order to allow Party A to sell the Hedge Shares in a registered offering, make available to Party A an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to Party A, substantially in the form of an underwriting agreement; provided, however, that if Party A, in its judgment, upon the reasonable advice of counsel, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this section shall apply at the election of Party B, (ii) in order to allow Party A to sell the Hedge Shares in a private placement, enter into and comply with a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Party A (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Party A for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Party A at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Party A.

“VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed on the Bloomberg Page “LWSN <Equity> AQR SEC” (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-

weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

Credit Support Document:

Party A agrees to provide Party B on or promptly following the Trade Date of this Transaction a Guarantee by Lehman Brothers Holdings Inc. (“Guarantor”) of Party A’s obligations hereunder, with the Guarantee being a Credit Support Document and Guarantor being a Credit Support Provider with respect to Party A.

Transfer:

Notwithstanding Section 7 of the Agreement, Party A may assign its rights and obligations under the Transaction and under the Agreement, in whole and not in part, at any time to any Affiliate of Guarantor effective upon delivery to Party B of the full unconditional guarantee by the Guarantor, in favor of Party B, of the obligations of such Affiliate.

Regulatory Provisions:	(a) Party B represents and warrants that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement.

(b) The Agent will furnish Party B upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

Tax:

Notwithstanding any other provision in this Confirmation, Party A hereby confirms that no participant in this transaction shall be limited from disclosing the U.S. tax treatment or U.S. tax structure of the transaction.

Governing Law:	The laws of the State of New York (without reference to choice of law doctrine).

Termination Currency:	USD.

Office:	For the purposes of the Transaction, Party A is not a Multibranch Party, and Party B is not a Multibranch Party.

Waiver of Jury Trial:

Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction.  Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

THE SECURITIES REPRESENTED BY THIS CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us at facsimile number 646-885-9546 (United States of America), Attention: Documentation.

Yours sincerely,		Accepted and agreed to:

Lehman Brothers OTC Derivatives Inc.		Lawson Software, Inc.

By:	/s/ Anatoly Kozlov	By:	/s/ Robert A. Schriesheim
Name:	Anatoly Kozlov	Name:	Robert A. Schriesheim
Title:	Authorized Signatory	Title:	EVP & CFO

Execution time will be furnished upon Party B’s written request.